Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-147925 on Form S-8 of our report dated May 7, 2007 (May 27, 2009 as to the restatement discussed in Note 3 and of discontinued operations discussed in Note 19) relating to the financial statements and financial statement schedule of Grubb & Ellis Company (formerly NNN Realty Advisors, Inc.) and subsidiaries (“the Company”) for the year ended December 31, 2006, appearing in the Annual Report on Form 10-K/A (Amendment No. 1) of the Company for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
Los Angeles, California
May 27, 2009